November 16, 2006

MEDecision, Inc.
601 Lee Road
Chesterbrook Corporate Center
Wayne, Pennsylvania 19087

     Re: Registration Statement on Form S-1
            Registration No.: 333-136532

Ladies and Gentlemen:

          We have acted as counsel to MEDecision, Inc., a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-136532) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the initial public offering (the “Offering”) of up to an aggregate of 6,325,000 shares of the common stock, no par value per share (the “Common Stock”), of the Company (the “Shares”). The Shares are inclusive of 3,300,000 shares that are being offered by the Company (the “Company Shares”), 2,200,000 shares (the “Selling Shareholder Firm Shares”) that are being offered by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), and up to 825,000 shares (the “Selling Shareholder Option Shares”, and together with the Selling Shareholder Firm Shares, the “Selling Shareholder Shares”) being offered by certain of the Selling Shareholders if the underwriters named in the Registration Statement (the “Underwriters”) exercise in full their option granted to cover over-allotments.

          We understand that the Shares are to be sold by the Company and the Selling Shareholders pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.

          You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission under the Act.

          In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement (including all amendments hereto) as filed with the Commission, (ii) the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, (iii) the Company’s Articles of Incorporation, as amended and/or restated to date, (iv) the Company’s Bylaws, as amended and/or restated to date, (v) certain resolutions of the shareholders and the Board of Directors of the Company relating to the Offering as provided to us by the Company, (vi) the stock record books of the Company as provided to us by the Company and (vii) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed (a) that prior to the consummation of the Offering, all of the transactions described in the “Conversion Agreements” section of the Registration Statement are effected, (b) the conformity of the certificates representing the Shares to the form of the specimen thereof examined by us and the due execution and delivery of such certificates and (c) the effectuation of the one-for-two reverse stock split of the Company’s Common Stock.

          We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

          Our opinion below, insofar as it relates to the status of the Selling Shareholder Shares as fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Shares.

          Based upon and subject to the foregoing, we are of the opinion that (1) when (i) the Board of Directors of the Company or the Pricing Committee duly appointed by the Board of Directors approves the initial public offering price, (ii) the duly appointed officers of the Company, the Selling Shareholders and the Underwriters execute and deliver the Underwriting Agreement and (iii) the Company Shares are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable; and (2) the Selling Shareholder Shares have been duly authorized and, upon completion of the Offering will be, validly issued and are fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

          As counsel to the Company, we have furnished this opinion letter in connection with the filing of the Registration Statement. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ PEPPER HAMILTON LLP

Pepper Hamilton LLP